Exhibit 2

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

CONFIDENTIAL

November 7, 2013

COMMITMENT LETTER

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: Carolyn Logan, President and Chief Executive Officer

Re:	Acquisition of Santarus, Inc./Project Valley

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance”, “we” or “us”) that Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Acquiror” or “you”), intends to (i) acquire (the “Acquisition”) all of the issued and outstanding capital stock of Santarus, Inc., a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), and (ii) concurrently with the consummation of the Acquisition, refinance (including the payment of any applicable prepayment premium or fee, the termination of the commitments thereunder, and the release of all guarantees and security in respect thereof) the existing indebtedness (the “Existing Debt”) of the Acquired Business consisting of outstanding loans and commitments pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of July 11, 2008, between the Target and Comerica Bank as amended (the “Refinancing”). We understand that the Acquisition will be effected in a transaction pursuant to which the Acquiror, or a wholly-owned domestic subsidiary thereof, shall form a new direct or indirect wholly-owned subsidiary organized under the laws of Delaware (“MergerCo”) which will acquire, in a negotiated transaction, 100% of the issued and outstanding shares of capital stock of the Target by way of (x) a cash tender offer (the “Tender Offer”) for any and all of the shares of common stock of the Target (the “Shares”), subject to satisfaction of the Minimum Tender Condition (as defined below), and (y) on the Closing Date (as defined below), a merger of MergerCo with and into the Target (the “Merger”) in accordance with the Merger Agreement (as defined on Exhibit D hereto), with the Target, as the surviving corporation of the Merger, to be an indirect wholly-owned subsidiary of the Acquiror.

As used herein, the term “Minimum Tender Condition” means that a majority of the fully diluted Shares have been validly tendered and delivered for purchase (and not withdrawn) pursuant to the Tender Offer prior to the expiration of the Tender Offer and that, on the Closing Date, a majority of the fully diluted Shares have been purchased by MergerCo pursuant to the Tender Offer.

Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the following sources:

(i) no borrowings under a $150.0 million senior secured first lien revolving credit facility having the terms set forth in Exhibit A hereto (the “Revolving Credit Facility”),

(ii) $1,200.0 million of borrowings under a senior secured first lien term loan facility having the terms set forth in Exhibit A hereto (the “Senior Term Loan Facility” and, together with the Revolving Credit Facility, the “Senior Credit Facilities”),

(iii) the issuance and sale (the “Notes Offering”) of Senior Unsecured Notes (the “Notes”) yielding gross proceeds of $750.0 million (or, if the offering of the Notes is not consummated prior to, or concurrently with, the Acquisition, the drawdown of senior unsecured increasing rate loans (the “Bridge Loans”) under a senior unsecured bridge loan facility having the terms set forth in Exhibits B and C hereto (the “Bridge Loan Facility” and, together with the Senior Credit Facilities, the “Facilities”) in an aggregate principal amount of $750.0 million), and

(iv) at least $850.0 million of existing unrestricted cash on the balance sheet of the Acquiror (the “Existing Acquiror Cash”).

The transactions described in clauses (i) through (iii) above are referred to as the “Debt Financing” and, together with the Acquisition (including the Tender Offer and the Merger) and the Refinancing and the payment of all related fees, commissions and expenses are collectively referred to herein as the “Transactions.” You and your subsidiaries (and, following the Acquisition, the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1. The Commitments.

We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates, to provide the entire principal amount of the Facilities.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”), (ii) the fee letter, dated the date hereof (the “General Fee Letter”), between you and us, (iii) the agency fee letter, dated the date hereof, between you and Jefferies Finance (the “Agency Fee Letter” and, together with the General Fee Letter, the “Fee Letters”) and (iv) the engagement letter, dated the date hereof (together with any exhibits, schedules and annexes thereto, collectively, the “Engagement Letter” and, together with this Commitment Letter and the Fee Letters, the “Debt Financing Letters”), between you and Jefferies LLC (“Jefferies”). Notwithstanding anything to the contrary in any Debt Financing Letter, the terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Facilities, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documents relating to the Debt Financing, which shall be prepared by our counsel (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set

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forth in Section 3 hereof, on Exhibit A or B to this Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” or on Exhibit D to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2. Titles and Roles. As consideration for the Commitments, you agree that you hereby retain and will cause your subsidiaries to retain us or one or more of our designated affiliates (including Jefferies) to act as the sole administrative agent, sole collateral agent, sole book-runner, sole lead arranger, sole underwriter, sole initial purchaser, sole placement agent and sole syndication agent for you and your affiliates in connection with the Facilities and the Notes Offering as more fully set forth herein, in the Fee Letters and in the Engagement Letter, and, except as provided in the immediately succeeding paragraph, no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facilities, unless mutually agreed.

We shall have the right, subject to your consent (not to be unreasonably withheld, delayed or conditioned), to appoint additional arrangers, agents, book-runners or managers for the Facilities and award such arrangers, agents, book-runners or managers titles in a manner and with economics determined by us in consultation with you (any such additional arranger, agent, book-runner or manager, an “Additional Agent”) (it being understood that, to the extent we appoint Additional Agents, the economics and commitments of Jefferies Finance in respect of the respective Facilities will be reduced by the amount of the economics allocated to, and the commitment amounts of, such Additional Agents (or their affiliates), in each case upon (and as set forth in) the execution and delivery by such Additional Agent, us and you of customary joinder documentation reasonably acceptable to us and you; provided that the aggregate commitments of such Additional Agents shall not exceed 30% of the total Commitment. It is understood and agreed that Jefferies Finance will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books.

3. Conditions Precedent. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities on the Closing Date are conditioned upon satisfaction or waiver by us and the Additional Agents, of each of the following conditions: (i) since December 31, 2012, except as set forth in and reasonably apparent from (a) the section of the disclosure letter delivered by the Target to the Acquiror prior to the execution of the Merger Agreement (the “Disclosure Letter”) that corresponds to Section 5.7 of the Merger Agreement (as in effect on the date hereof) (or any other section of the Disclosure Letter if it is reasonably and readily apparent solely from the face of such disclosure that such disclosure is intended to qualify the representation and warranty in Section 5.7 of the Merger Agreement (as in effect on the date hereof)) or (b) disclosures in the Company SEC Reports (as defined in the Merger Agreement (as in effect on the date hereof)) filed with the United States Securities and Exchange Commission after December 31, 2012 and prior to the date of the Merger Agreement (excluding any exhibits thereto, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other forward-looking statements therein), there shall not have been or occurred any event, condition, change, occurrence or development of a state or circumstances which has had or would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect (as defined below); (ii) the Specified Merger Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); (iii) with respect to the Senior Credit Facilities, the other conditions expressly set forth in Exhibit A to this Commitment Letter, and with respect to the Bridge Loan Facility, the other conditions expressly set forth in Exhibit B to this Commitment Letter, in each case under the heading “Conditions Precedent to Initial Borrowing”; and (iv) the other conditions referred to on Exhibit D to this Commitment Letter.

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For purposes hereof, “Target Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) and the Company Subsidiary (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof), taken as a whole, or (ii) prevent, materially impede or materially delay the consummation of the Transactions (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof); provided that none of the following shall be deemed themselves, alone or in combination, to constitute a Target Material Adverse Effect, and none of the following shall be considered in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in any applicable Law (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) or GAAP (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) or the interpretation thereof, (B) changes generally affecting the national or international economy, the biotechnology or pharmaceutical industry or financial or securities markets, (C) political conditions (or changes in such conditions) or acts of terrorism or war or any similar event (or the escalation or worsening thereof) or natural disasters occurring after the date hereof and involving the United States, (D) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, or any decline in the market price or change in trading volume of the Company Common Stock (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) (it being understood and agreed that the facts and circumstances giving rise to such failure or decline in market price or change in trading volume may be deemed to constitute, and may be taken into account in determining whether there has been, a Target Material Adverse Effect), (E) the initiation of any Proceeding (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) against the Company by any Stockholder (for purposes of this paragraph, as defined in the Merger Agreement as in effect on the date hereof) (in its capacity as such) challenging or seeking to restrain or prohibit the consummation of the Transactions, (F) any adverse effect arising from the announcement or pendency of the Transactions (provided that this clause (F) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 5.3(b) of the Merger Agreement (as in effect on the date hereof)) or (G) except for any requirement to operate in the ordinary course of business, any adverse effect arising from any action taken by the Company or the Company Subsidiary that is expressly required by the terms of the Merger Agreement or the failure of the Company or the Company Subsidiary to take any action that the Company and the Company Subsidiary are specifically prohibited by Section 7.1(b) of the Merger Agreement (as in effect on the date hereof) from taking, in each case with respect to clauses (A), (B) and (C), only to the extent that the Company and the Company Subsidiary, taken as a whole, are not disproportionately affected by such changes or events relative to other companies in the biotechnology or pharmaceutical industry.

Notwithstanding anything in the Debt Financing Letters or the Definitive Debt Documents, or any other letter agreement or other undertaking concerning the Debt Financing or the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable subsidiary has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (collectively, the “Specified Merger Agreement Representations”) and

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(B) the Specified Representations and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in the Collateral is not or cannot be granted or perfected (other than the grant and perfection of a security interest to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the Borrower’s domestic subsidiaries together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) on the Closing Date after your use of commercially reasonable efforts to do so or without undue delay, burden or expense, the granting or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, and instead shall be granted or perfected after the Closing Date pursuant to arrangements to be mutually agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Debt Documents relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Acquiror and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions, no conflicts of the Definitive Debt Documents with charter documents or, except where a violation, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect, applicable laws or regulations, compliance with laws and regulations except where non-compliance, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect, Federal Reserve margin regulations, the FCPA, the Patriot Act, OFAC/AML, the Investment Company Act and, subject to permitted liens and the limitations set forth in the immediately preceding sentence, the creation, validity, perfection and priority of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision”.

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitments to a syndicate of banks, financial institutions and other entities (which may include the Lead Arranger) identified by us in consultation with you (collectively, the “Lenders”); provided that a successful syndication of the Commitments shall not constitute a condition precedent to the availability of the Facilities on the Closing Date. Our Commitments shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, other than to the extent provided in the second paragraph of Section 2 hereof in connection with an assignment to an Additional Agent or an assignment to an affiliate of Jefferies Finance, no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitments so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to the initial extensions of credit on the Closing Date, to fund its Commitment on the Closing Date; provided, further, that unless you agree in writing, we and any Additional Agents shall retain exclusive control over the rights and obligations with respect to our Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you and the Additional Agents, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Acquiror, its subsidiaries, the Acquired Business, the Transactions and the other transactions contemplated hereby,

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including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b) We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, and until the date that is the earlier of (i) 90 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the General Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (the “Syndication Date”), you agree to assist us actively (and to use commercially reasonable efforts to cause the Target actively to assist us) to complete the syndication. Such assistance shall include:

(i) using commercially reasonable efforts to ensure that our efforts benefit materially from your and, to the extent practical or appropriate, the Acquired Business’s existing lending and investment banking relationships,

(ii) direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand) at such times and in such places as we may reasonably request,

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, to cause the Acquired Business to assist) in the prompt preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”),

(iv) the provision to us of copies of any due diligence reports or due diligence memoranda prepared at your direction or at the direction of any of your subsidiaries by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure and non-reliance agreements and releases as shall be reasonably requested: provided, however, that we acknowledge and agree that you shall not be obligated to provide any such reports or memoranda if you are advised by counsel that doing so would constitute a waiver of an attorney client privilege,

(v) your causing us to receive for distribution to the prospective Lenders, at least five business days prior to the Closing Date, a copy of the definitive credit agreement in respect of the Facilities in the form agreed to by you and us,

(vi) your using commercially reasonable efforts to obtain, prior to the commencement of the Required Bank Marketing Period and the Required Notes Marketing Period, (A) a monitored public corporate rating and a monitored public corporate family rating for the Acquiror (pro forma for the Transactions) from each of Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) monitored public facility ratings from each of S&P and Moody’s for the Senior Credit Facilities and the Notes (the “Ratings”); provided that the receipt of any such Rating, or the failure to receive a Rating, shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, and

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(vii) the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend, you shall use your commercially reasonably efforts to cause them to attend), of meetings with prospective Lenders at such times and in such places as mutually agreed upon.

(c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, their affiliates or any of its or their securities for purposes of United States federal and state securities laws (such Materials, “Public Information”). In addition, you agree that, unless specifically labeled “Private – Contains Non-Public Information,” not to disseminate Materials to potential Lenders in connection with the syndication of the Facilities, whether through an Internet website, electronically, in presentations, at meetings or otherwise, that contains any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information: (i) drafts and final Definitive Debt Documents and marketing term sheets with respect to the Facilities; (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business to authorize, the use of your and its respective logos in connection with any such dissemination, subject to such limitations as are set forth in, or imposed by the Target pursuant to, Section 7.18(c) of the Merger Agreement (as in effect on the date hereof). You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company and its subsidiaries (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

5. Information. You represent, warrant and covenant (and, as to matters with respect to the Acquired Business, to the best of your knowledge) that:

(a) all written information and data, other than the Projections and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to us by you, the Target or any of your or their respective representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and did not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

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(b) all financial projections that have been or will be made available to us by you or any of your representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquiror or the Acquired Business, as the case may be, and (ii) assumptions that are believed by you in good faith to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ, and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct in all material respects.

You shall be solely responsible for Information and the Projections. We (i) will be relying on Information and the Projections without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and Projections and (iii) will not make an appraisal of your assets or liabilities or those of the Acquired Business. You shall, in connection with our activities on your behalf, (i) furnish us with all Information and data that we may reasonably request and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided that such date shall not be earlier than the Closing Date and (b) the date that is 90 days after the Closing Date, you will not, you will not permit your subsidiaries, representatives and advisors to, and you will use commercially reasonable efforts to cause the Acquired Business not to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, equity-linked or equity security of you, the Acquired Business or any of your or its respective affiliates (other than (i) the Debt Financing contemplated hereby and the Notes Offering and (ii) debt permitted to be incurred by the Acquired Business under the Merger Agreement (as in effect on the date hereof)), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us and Jefferies for our respective accounts (and, to the extent entitled thereto, the respective accounts of any Additional Agents) the fees, expenses and other amounts set forth in the Debt Financing Letters.

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

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9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by any applicable law rule or regulation (in which case you agree to inform us promptly thereof (to the extent practicable and you are lawfully permitted to do so) and to cooperate with us in securing a protective order (at your cost and expense) in respect thereof to the extent we are lawfully permitted to do so), (b) to your officers, directors, employees, attorneys, accountants, representatives and advisors on a confidential and need-to-know basis, (c) this Commitment Letter may be disclosed (but not the Fee Letters) to rating agencies in connection with their review of the Facilities, the Notes, the Acquiror or the Target, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letters) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facilities or the Notes Offering, and (e) this Commitment Letter and the General Fee Letter (but not the Agency Fee Letter or the Engagement Letter) may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants, representatives and advisors, in each case on a confidential and reasonable need-to-know basis and only in connection with the Transactions; provided, that the disclosure of the Fee Letters or the contents to the Acquired Business or any of its officers, directors, employees, attorneys, accountants and advisors shall be redacted in a manner reasonably satisfactory to us. Notwithstanding the foregoing, this Commitment Letter (but not any other Debt Financing Letter) may be filed with the Securities and Exchange Commission or any other regulatory agency as required by applicable law and regulations. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letters as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facilities and/or the Notes Offering.

We, the Additional Agents and our and their affiliates shall use all non-public information received by us and them from you, the Target or your or its respective subsidiaries and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by the Debt Financing Letters and shall treat confidentially all such non-public information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) on a customary basis, to Moody’s and S&P in connection with obtaining the Ratings in connection with the Transactions, (b) subject to the further proviso below in this paragraph, to any Additional Agents, Lenders or participants or prospective Additional Agents, Lenders or participants and to any direct or indirect contractual counterparty to any credit default swap or similar derivative product, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulation (in which case we will promptly notify you to the extent practicable and we are permitted by law, rule or regulation to do so and to cooperate with you (at your cost and expense) in securing a protective order in respect thereof to the extent you are lawfully permitted to do so, except in connection with any request as part of any regulatory audit or examination conducted by our or our affiliates’ accountants or any governmental regulatory authority exercising examination or regulatory authority over us or our affiliates), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over us or our affiliates or upon the good faith determination by our counsel that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority having jurisdiction over us or our affiliates (in which case we shall, to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you and cooperate with you (at your cost and expense) in securing a protective order in respect thereof to the extent you are lawfully permitted to do so), (e) to the officers, directors,

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employees, legal counsel, independent auditors, professionals and other experts or agents of us working on the Transactions (collectively, “Representatives”) on a reasonable need-to-know basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential, and we shall be responsible for our Representatives’ compliance with this paragraph, (f) to any of our affiliates and Representatives of our affiliates on a reasonable need-to-know basis in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information as confidential, and we shall be responsible for our affiliates’ and our affiliates’ Representatives’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information is or becomes publicly available other than by reason of improper disclosure by us, our affiliates or our or their Representatives in breach of this Commitment Letter, (h) to the extent that any such information is independently developed by us, any of our affiliates or any of our or their Representatives, (i) to the extent that such information is received by us or our affiliates from a third party that is not to our or our affiliate’s knowledge subject to confidentiality obligations to you or the Target and (j) to establish a “due diligence” defense, if applicable; provided, further, that the disclosure of any such information to any Additional Agents or Lenders or prospective Additional Agents or Lenders or participants or prospective participants and to any direct or indirect contractual counterparty to any credit default swap or similar derivative product referred to above shall be made subject to the acknowledgment and acceptance by such Additional Agents or Lenders or prospective Additional Agents or Lenders or participant or prospective participant or such direct or indirect contractual counterparty to any credit default swap or similar derivative product that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Confidential Information Memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our and our affiliates’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Definitive Debt Documents upon the execution and delivery of the Definitive Debt Documents and initial funding thereunder (or, in the event that any Notes are issued on the Closing Date, upon the initial funding of the Senior Credit Facilities only); provided that such confidentiality provisions are no less comprehensive in their scope in any material respect than the confidentiality provisions of this Commitment Letter, or shall expire on the second anniversary of the date hereof.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) We and/or our affiliates and subsidiaries (including Jefferies Group LLC and its affiliates, the “Jefferies Group”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment

10

advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests of another member of the Jefferies Group;

(b) We and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any of your subsidiaries or affiliates or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any of your subsidiaries or affiliates (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in performing services or providing advice to any Third Party or in violation of the provisions of Section 9 hereof. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for the purposes described in this clause (b) and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c) Information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having material responsibilities for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(d) Neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(e) (i) Other then as expressly provided for in that certain Engagement Letter, dated August 20, 2013, between Salix Pharmaceuticals, Inc. and Jefferies, neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Acquiror or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Acquiror and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Acquiror or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Acquiror). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and

11

(f) Neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us of the Acquiror, the Target, their respective subsidiaries and affiliates, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law), except that (i) the interpretation of definition of “Target Material Adverse Effect” as used in this Commitment Letter and the determination of whether a Target Material Adverse Effect has occurred and (ii) the determination of the accuracy of the Specific Merger Agreement Representations and whether as the result of any inaccuracy thereof you or the Target have the right to terminate your or its obligations under the Merger Agreement, in each case shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of the Debt Financing Letters and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. Without limiting your rights under (and to the extent provided in) this Commitment Letter, neither you nor any of your subsidiaries or affiliates shall be entitled to any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Debt Financing Source Party (as defined in the Merger Agreement as in effect on the date hereof), whether at law, in equity, in contract, in tort or otherwise in connection with the Merger Agreement or the Transactions (as defined in the Merger Agreement as in effect on the date hereof). The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) This Commitment Letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and

12

void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates, to one or more Lenders as part of any syndication of the Facilities or as contemplated by Section 2 or Section 4 hereof or as permitted by the Definitive Debt Documents, whereupon we shall be released from the portion of our Commitments hereunder so assigned; provided that, other than in connection with an assignment to an affiliate of Jefferies Finance as contemplated by Section 4 hereof or as contemplated by the second paragraph of Section 2, such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may, subject to the provisions of Section 9 hereof, share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You agree that we or any of our affiliates may disclose non-confidential information about the Transactions to market data collectors and similar service providers to the financing community.

(f) We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we, each Additional Agent and each Lender may be required to obtain, verify and record information that identifies you and the other Credit Parties, which information includes the name, address, tax identification number and other information regarding you and the other Credit Parties that will allow us, such Additional Agent or such Lender to identify you and the other Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us, each Additional Agent and each Lender. You agree that we shall be permitted to share any or all such information obtained by us to satisfy the requirements of the Patriot Act with the Additional Agents and the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

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14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of each of the Debt Financing Letters by returning to us executed counterparts thereof not later than 5:00 p.m., New York City time, on November 7, 2013 (the “Deadline”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at the Deadline in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination or abandonment of the Merger Agreement, (ii) the closing of the Acquisition, and (iii) 5:00 p.m., New York City time, on May 7, 2014 (the “Final Termination Date”). In addition, our Commitment hereunder to provide Bridge Loans shall terminate upon the closing of the sale of the Notes (in escrow or otherwise).

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, JEFFERIES FINANCE LLC

By:	/S/ E. JOSEPH HESS
Name: E. Joseph Hess Title: Managing Director

Accepted and agreed to as of the date first above written: SALIX PHARMACEUTICALS, LTD.

By:	/S/ CAROLYN J. LOGAN
Name: Carolyn J. Logan Title: President and Chief Executive Officer

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ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

The Acquiror (“you”) hereby agrees (i) to indemnify and hold harmless Jefferies Finance LLC (“we” or “us”), each Additional Agent, our and their respective affiliates and subsidiaries (including Jefferies) and each of their respective officers, directors, partners, trustees, employees, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and each other person or entity that controls us or any Additional Agent or any of our or their respective affiliates and subsidiaries (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever (collectively, “Losses”) which may be incurred by or asserted against or involve any indemnified person as a result of, arising out of, or in any way related to or resulting from, the Transactions or the Debt Financing Letters or the use of the proceeds thereunder (each, a “Covered Claim”), regardless of whether the indemnified person is a named party thereto or whether such Covered Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all reasonable and documented out-of-pocket legal and other expenses incurred by such indemnified person in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Covered Claim or in connection with any enforcement of the indemnification obligations and waivers set forth in this Annex A; provided, however, that (i) with respect to legal expenses, your obligations shall be limited to one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of a single local counsel and regulatory counsel in each appropriate jurisdiction (which may include a single special counsel and regulatory counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel in each applicable jurisdiction for such affected indemnified person) and (ii) no indemnified person will be entitled to indemnity hereunder in respect of (A) any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted from (x) the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its subsidiaries, affiliates, officers, directors, partners, trustees, employees, agents, members, successors, assigns or controlling persons), (y) a material breach of the obligations of such indemnified person (or any of its subsidiaries, affiliates, officers, directors or employees) under this Commitment Letter, or (z) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person (or any of its subsidiaries, affiliates, officers, directors, partners, trustees, employees, agents, members, successors, assigns or controlling persons) against any other indemnified person (or any of its subsidiaries, affiliates, officers, directors, partners, trustees, employees, agents, members, successors, assigns or controlling persons) (other than any Covered Claim against any indemnified person in its capacity or in fulfilling its role as an agent or arranger or similar role under any Facility) or (B) any settlement of any Covered Claim entered into by any indemnified person without your prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Covered Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons.

Annex A-1

You shall not, without our prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Covered Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) the settlement, compromise, consent or termination (A) includes an express unconditional release of such indemnified persons from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Covered Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person.

If for any reason (other than as provided in clauses (x), (y) and (z) of the first paragraph of this Annex A-1) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us and our affiliates (including Jefferies) pursuant to the Fee Letters and the Engagement Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us and Jefferies under the Fee Letters and the Engagement Letter and (ii) the relative fault of you, on the one hand, and us and the Additional Agents, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the “Acquiror Group”) or by us, the Additional Agents any of our or their affiliates and/or any of our or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons, as well as your and our (and the Additional Agents’) relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

In addition, you shall reimburse the indemnified persons for all reasonable and documented expenses (including reasonable fees and expenses of external counsel), as incurred, in connection with investigating, preparing, defending or settling any Covered Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Covered Claim is brought by you, any of your affiliates or a third party; provided that, if any such reimbursement relates to a Loss that is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its subsidiaries, affiliates, officers, directors,

Annex A-2

partners, trustees, employees, agents, members, successors, assigns or controlling persons) or (y) a material breach of the obligations of such indemnified person (or any of its subsidiaries, affiliates, officers, director, partners, trustees, employees agents, members, successors, assigns or controlling persons) under this Commitment Letter, Jefferies Finance or the respective Additional Agent, as applicable, on behalf of any such indemnified person, shall promptly repay to you the amounts so advanced.

The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you or the successor or assign of all or substantially all of your business and assets.

* * *

Annex A-3

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF SENIOR CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Senior Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	The Acquiror (the “Borrower”).

Guarantors	Each of the Borrower’s direct and indirect wholly-owned subsidiaries (other than any subsidiary that is (i) a “controlled foreign corporation” within the meaning of section 957 of the United States Tax Code of 1986, as amended (a “CFC”), to the extent making such CFC a guarantor would result in material adverse tax consequences to the Borrower or (ii) an immaterial subsidiary (the definition of which is to be mutually agreed upon), and subject to such other exceptions (if any) to be mutually agreed upon) (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger and Book Runner	Jefferies Finance LLC (“Jefferies Finance”) and/or one or more of its designated affiliates (in such capacities, the “Lead Arranger”). The Lead Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its designated affiliates (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Collateral Agent	Jefferies Finance and/or one or more of its designated affiliates (in such capacity, the “Collateral Agent”). The Collateral Agent will perform the duties customarily associated with such role.

Additional Agents	As provided in the Commitment Letter.

Lenders	A syndicate of banks, financial institutions and other entities (which may include Jefferies Finance, collectively, the “Lenders”) identified by the Lead Arranger in consultation with the Borrower and the Additional Agents.

Exhibit A-1

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Senior Loan Documents	The definitive documentation governing or evidencing the Facilities (collectively, the “Senior Loan Documents”).

II. Types and Amounts of Facilities

Senior Term Loan Facility	A 6-year senior secured term loan facility in an aggregate principal amount equal to $1,200.0 million (the “Senior Term Loan Facility”) (the loans thereunder, the “Senior Term Loans”).

The full amount of the Senior Term Loan Facility (other than any Incremental Term Loans (as defined below)) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Term Loan Facility that are repaid or prepaid may not be reborrowed.

Maturity and Amortization of Senior Term Loan Facility	The Senior Term Loan Facility will mature on the date that is 6 years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the Senior Term Loan Facility, with the balance payable on the sixth anniversary of the Closing Date.

Incremental Term Loans	The Borrower shall have the right to increase the size of the Senior Term Loan Facility in a minimum amount of at least $50.0 million and in integral multiples of $10.0 million in excess thereof, and up to a maximum aggregate principal amount of $400.0 million (such new commitments, “Incremental Term Loan Commitments” and such new loans, “Incremental Term Loans”), at any time after the later of the Closing Date and the Syndication Date, from willing Lenders and/or eligible assignees, subject to certain requirements, including (i) there shall be no default or event of default before, or after giving effect to, such Incremental Term Loan Commitments and the proposed Incremental Term Loans, (ii) the Borrower shall be in pro forma compliance with (x) the Financial Covenant (as hereinafter defined) (whether or not then in effect and (y) a maximum consolidated total secured leverage ratio (the definition of which is to be mutually agreed upon) of no greater than

Exhibit A-2

2.50:1.00, on the date of incurrence and for the most recent determination period after giving effect to such Incremental Term Loan Commitments and the proposed Incremental Term Loans and other customary and appropriate adjustment events, including certain acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Incremental Term Loans, (iii) the Incremental Term Loans shall have a maturity no earlier than the latest maturity then in effect for any Senior Term Loans (including any previously issued Incremental Term Loans) under the Senior Term Loan Facility and shall have a weighted average life to maturity no shorter than the weighted average life to maturity of any Senior Term Loan Loans (including any previously issued Incremental Term Loans) under the Senior Term Loan Facility, (iv) the initial yield (to be defined to include all applicable margin, LIBOR floor, upfront fees, original issue discount and similar yield related discounts, deducts or payments) on the Incremental Term Loans shall be no greater than 0.50% per annum higher than the initial yield for any Senior Term Loans (including any previously issued Incremental Term Loans) under the Senior Term Loan Facility (or, if such initial yield exceeds the initial yield of any Senior Term Loans, the applicable margins on any such Senior Term Loans (including with respect to any previously issued Incremental Term Loans) shall automatically be increased to equal such initial yield less 0.50%), (v) the representations and warranties shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans, (vii) the Incremental Term Loans shall share ratably in any mandatory and voluntary prepayments of the Senior Term Loan Facility and in the security and guarantees of the Senior Term Loan Facility and (vii) the terms of the Incremental Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent.

The Administrative Agent shall be permitted to effect such amendments to the Senior Loan Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement).

Exhibit A-3

For purposes of this Commitment Letter, unless the context otherwise requires, Incremental Term Loans shall constitute “Senior Term Loans” and shall be subject to the provisions of this Commitment Letter (including mandatory prepayment requirements) to the same extent as Senior Term Loans.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender).

Revolving Credit Facility	A 5-year senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Senior Term Loan Facility, the “Senior Credit Facilities”) in an aggregate principal amount equal to $150.0 million (the loans thereunder, the “Revolving Credit Loans” and, together with the Senior Term Loans, the “Loans”).

Maturity of Revolving Credit Facility	The Revolving Credit Facility shall be available during the period commencing after the Closing Date (subject to the limitations described below under “Use of Proceeds”) on a revolving basis during the period commencing after the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”).

Letters of Credit	A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon shall be available for the issuance of standby and commercial letters of credit (the “Letters of Credit”) denominated in U.S. Dollars by one or more Lenders or affiliates of Lenders to be selected by the Administrative Agent in consultation with the Borrower (each such Lender in such capacity, an “Issuing Lender”), which Letters of Credit shall be risk participated to all Lenders with commitments under the Revolving Credit Facility, to support obligations of the Borrower and its wholly owned subsidiaries reasonably satisfactory to the Lead Arranger and the applicable Issuing Lender; provided that, in no event, shall Jefferies Finance or any of its

Exhibit A-4

affiliates be required to issue commercial Letters of Credit . The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis based on their respective Revolving Credit Facility commitments.

Swing Line Loans	A portion of the Revolving Credit Facility not in excess of an amount to be mutually agreed upon shall be available on same-day notice for swing line loans (the “Swing Line Loans”) from a Lender to be selected by the Administrative Agent in consultation with the Borrower (in such capacity, the “Swing Line Lender”). Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Use of Proceeds

The proceeds of the Senior Term Loans borrowed on the Closing Date will be used to finance, in part, the Acquisition and the Refinancing and to pay fees and expenses in connection with the Transactions.

No Revolving Credit Loans may be incurred on the Closing Date. The proceeds of the Revolving Credit Loans will be used after the Closing Date for the working capital and general corporate purposes of the Borrower and its subsidiaries.

Exhibit A-5

Letters of Credit will be used to support payment and performance obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

The proceeds of Incremental Term Loans will be used for working capital and general corporate purposes (including to finance, in part, Permitted Acquisitions (the definition of which is to be mutually agreed upon), to refinance existing debt of the business acquired pursuant to such Permitted Acquisition and to pay fees and expenses in the connection with the foregoing).

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex A-I hereto.

Optional Prepayments and Commitment Reductions	Optional prepayments of borrowings under the Senior Credit Facilities and optional reductions of the unutilized portion of the commitments under the Senior Credit Facilities will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty (subject (i) to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) payments of an amount provided below under the caption “Soft Call on Senior Term Loans”). Voluntary prepayments of the Senior Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrower at the time of the respective payment (or, in the absence of such direction, in the direct order of maturity).

Mandatory Prepayments	The following amounts will be applied to prepay the Senior Term Loans:

• 100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Senior Loan Documents) by the Borrower or any of its subsidiaries;

•   100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by any of the Borrower’s subsidiaries) (with certain exceptions and reinvestment rights to be mutually agreed upon); and

Exhibit A-6

•   50% of “excess cash flow” (to be defined on a basis to be mutually agreed upon) for each fiscal year of the Borrower (commencing with the Borrower’s fiscal year ending December 31, 2014), with step-downs to 25% and 0% based on compliance with maximum consolidated total leverage ratios to be mutually agreed upon; provided that, the amount of such excess cash flow prepayment for any excess cash flow period shall be reduced dollar-for-dollar by the amount of voluntary prepayments (in each case, excluding any debt buyback by the Borrower conducted pursuant to a Dutch auction) of the Senior Term Loans and the Revolving Credit Loans (to the extent accompanied by a permanent reduction of the commitment under the Revolving Credit Facility), in each case, made during such excess cash flow period and to the extent financed with internally generated cash.

All such mandatory prepayments shall be applied without premium or penalty (except (i) as required under the caption “Soft Call on Senior Term Loans” below and (ii) for breakage costs, if any) and shall be applied to the remaining scheduled installments of principal of the Senior Term Loan Facility in direct order of maturity.

The Revolving Credit Loans will be prepaid and the Letters of Credit will be cash collateralized to the extent such extensions of credit at any time exceed the amount of the commitments in respect of the Revolving Credit Facility.

Soft Call on Senior Term Loans	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Senior Term Loans that occurs on or before the six month anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the Senior Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Senior Term Loans with the proceeds of, or any conversion of Senior Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Senior Term Loans (as such comparative rates are reasonably determined by the Administrative Agent) and (ii) any amendment to the Senior Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Senior Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue

Exhibit A-7

discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment.

IV. Collateral and Guarantees

Collateral	Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Senior Credit Facilities and any interest rate hedging obligations of the Borrower owed to a Lender, the Administrative Agent or their respective affiliates or to an entity that was a Lender or the Administrative Agent or an affiliate of a Lender or the Administrative Agent at the time of such transaction (“Permitted Secured Hedging Obligations”) will be secured by the following: a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, real property, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note and shall be subordinated to the obligations under the Senior Loan Documents on terms and conditions reasonably satisfactory to the Administrative Agent), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets) and all of the equity interests of each Credit Party and each of its subsidiaries (but excluding the equity interests of the Borrower) (but limited, in the case of the voting stock of a CFC, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) (the items described above and all proceeds thereof, but subject to certain exceptions to be mutually agreed upon (including (i) any lease, license or other similar agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law (including the U.S. Bankruptcy Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform

Exhibit A-8

Commercial Code notwithstanding such prohibition and (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby) collectively, the “Collateral”). Notwithstanding anything to the contrary contained above, in no event shall any Credit Party be obligated to obtain any required consent, waiver or other agreement from any counterparty (other than the Borrower or any of its Subsidiaries) under any lease, license, similar agreement or arrangement referenced in clause (i) of the preceding sentence in connection with the grant of such security interest.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind reasonably acceptable to the Administrative Agent and the Additional Agents).

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of each other Credit Party in respect of the Senior Credit Facilities and the Permitted Secured Hedging Obligations (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent, the Lead Arranger and the Additional Agents. All Guarantees shall be guarantees of payment and performance, and not of collection.

V. Other Provisions

Representations and Warranties	Customary for facilities and transactions of this type, and limited to the following (to be applicable to the Borrower and its subsidiaries and subject to customary exceptions and qualifications (including for materiality) to be mutually agreed upon): organization and qualification, status and powers; due authorization, execution, delivery and enforceability of Senior Loan Documents; no conflicts; accuracy of financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; no litigation; compliance with laws (including laws regulating the Borrower’s business and industry and other regulatory matters) and governmental approvals; organizational documents, contractual obligations and material agreements; certain

Exhibit A-9

regulatory matters; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; labor matters; solvency; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; anti-terrorism laws, money laundering activities and dealing with embargoed persons (including FCPA, Patriot Act, OFAC/AML and other anti-terrorism and export control laws); and status of the Senior Credit Facilities as senior debt.

The representations and warranties will be required to be made in connection with each extension of credit (subject to the Certain Funds Provision, including the extensions of credit on the Closing Date).

Conditions Precedent to Initial Borrowing	Each borrowing and extension of credit under the Senior Credit Facilities on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of this Commitment Letter (including those conditions precedent set forth in Exhibit D to this Commitment Letter).

Conditions Precedent to all Borrowings after the Closing Date	Each borrowing and extension of credit under the Senior Credit Facilities after the Closing Date will be subject to the following conditions precedent: (i) delivery of notice of borrowing or request for issuance of letter of credit: (ii) accuracy of representations and warranties in all material respects, provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); and (iii) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants	Customary for facilities and transactions of this type and limited to the following (to be applicable to the Borrower and its subsidiaries): delivery of financial statements, annual budget, reports, accountants’ letters, officers’ certificates and other information; notices of default, litigation and other material events; existence; maintenance of business, rights, franchises, permits, licenses and properties; maintenance of insurance; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and

Exhibit A-10

records; use of proceeds; compliance with laws (including environmental laws and other regulatory matters); environmental reports; additional collateral and additional guarantors; security interests; access to properties and inspection rights; further assurances, including as to security; information regarding Collateral; regulatory matters; annual lender meetings and quarterly lender calls; and maintenance of ratings. The affirmative covenants will be subject to customary exceptions and qualifications to be mutually agreed upon.

Negative Covenants

Customary for facilities and transactions of this type and limited to the following (to be applicable to the Borrower and its subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; sale and leaseback transactions; investments (including acquisitions), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of certain other indebtedness (provided that prepayment and conversion of Bridge Loans shall be permitted from the proceeds of Term Loans, Exchange Notes and/or Qualified Bridge Refinancing Debt (to be defined on a basis reasonably satisfactory to the Lead Arranger); modifications of organizational documents, acquisition documents, certain debt instruments and certain other material documents; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; fundamental changes; limitations on accounting changes; changes in fiscal year and fiscal quarter; no further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons.

The negative covenants will be subject to thresholds, exceptions, qualifications and “baskets” to be mutually agreed upon.

Financial Covenant

Senior Term Loan Facility: None.

Revolving Credit Facility: Maintenance of a maximum consolidated total leverage ratio (the “Financial Covenant”), (i) with the definitions and applicable levels and ratios to be mutually agreed upon and (ii) with accounting terms to be interpreted, and all accounting

Exhibit A-11

determinations and computations to be made, in accordance with generally accepted accounting principles in the United States unless otherwise mutually agreed upon.

The Financial Covenant will be tested with respect to the Borrower and its subsidiaries on a consolidated basis, (i) quarterly on the last day of each fiscal quarter of the Borrower and (ii) at the time of incurrence of Revolving Credit Loans or Swing Line Loans or the issuance of a Letter of Credit under the Revolving Credit Facility, by looking back to the last day of the prior fiscal quarter for which financial statements are available to determine if the Borrower would have been in compliance with the Financial Covenant as of such fiscal quarter end if the Financial Covenant had been tested for such fiscal quarter (after giving pro forma effect to the incurrence under the Revolving Credit Facility being contemplated), but, in each case, only if on the last day of the applicable fiscal quarter (including, in the case of clause (ii) above, after giving pro forma effect to the incurrence under the Revolving Credit Facility being contemplated) the aggregate principal amount of all outstanding Revolving Credit Loans, Swing Line Loans and Letters of Credit collectively exceeded (or would exceed, as applicable) 25.0% of the total amount of commitments under the Revolving Credit Facility at such time.

Events of Default	Customary for facilities and transactions of this type and limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; bankruptcy and insolvency events; material judgments; ERISA events; actual or asserted invalidity or impairment of guarantees, security documents, or any other Senior Loan Documents (including the failure of any lien on any portion of the Collateral (other than an immaterial portion) to remain perfected with the priority required under the Senior Loan Documents); and a “change of control” (to be defined in a manner reasonably satisfactory to the Lead Arranger and the Additional Agents); subject (where customary and appropriate) to threshold, notice and grace period provisions to be mutually agreed upon; provided, that, an event of default with respect to the Financial Covenant shall not constitute an event of default for the purposes of any Senior Term Loans unless and until the earlier of (a) a period of 60 consecutive days has elapsed

Exhibit A-12

since the first date on which the Lenders with commitments under the Revolving Credit Facility would be entitled under the Senior Loan Documents to declare all outstanding obligations under the Revolving Credit Facility to be immediately due and payable as a result of the Borrower’s failure to comply with the Financial Covenant and (b) the Lenders with commitments under the Revolving Credit Facility have actually declared all such obligations to be immediately due and payable in accordance with the Senior Loan Documents.

Voting	Amendments and waivers with respect to the Senior Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Loans (including participations in Letters of Credit and Swing Line Loans) and unused commitments under the Senior Credit Facilities (the “Required Lenders”) (with certain customary amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity or any scheduled amortization of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, or (c) increases in the amount or extensions of the expiration date of any Lender’s commitment, (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or modifications of any pro rata provision, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales), (c) assignments by any Credit Party of its rights or obligations under the Senior Credit Facilities or (d) modifications to the assignment provisions of the Senior Loan Documents that further restrict assignments thereunder, and (iii) the consent of only the Lenders holding not less than a majority of the aggregate principal amount of the Loans and unused commitments under the Revolving Credit Facility (the “Required Revolving Lenders”) shall be necessary to amend or waive the terms of (a) the Financial Covenant, (b) any event of default with respect to the Borrower’s failure to comply with the Financial Covenant and (c) any definitions and related provisions related to foregoing clauses (a) and (b).

Exhibit A-13

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments to another Lender, an affiliate of a Lender or an “approved fund” (to be defined in the Senior Loan Documents)), to the consent of (x) the Administrative Agent, (y) with respect to the Revolving Credit Facility only, each Issuing Lender and the Swing Line Lender and (z) with respect to the Revolving Credit Facility only, and so long as no event of default has occurred and is then continuing, the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within five business days of the date on which such consent is requested in writing; provided further that, neither the Senior Term Loan Facility nor the Revolving Credit Facility shall be participated or assigned to any natural person, or, except to the extent provided below, the Borrower or any of its affiliates. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Senior Term Loans and $2.5 million with respect to Revolving Credit Loans. Assignments will be made by novation and will not be required to be pro rata among the respective Senior Credit Facilities. The Administrative Agent shall receive an administrative fee of $3,500 (unless otherwise agreed by the Administrative Agent) in connection with each assignment (to be paid by either the assignor or the assignee or, in the case of the replacements of a Lender in connection with any amendment or consent, the Borrower).

Except as otherwise provided under the heading “Cost and Yield Protection below, participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed)

Pledges of Loans in accordance with applicable law shall be permitted subject to customary exceptions. Promissory notes shall be issued under the Senior Credit Facilities only upon request of the applicable Lender.

Exhibit A-14

The Senior Loan Documents shall contain customary provisions (as reasonably determined by the Lead Arranger) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Senior Credit Facilities shall have consented thereto.

The Senior Loan Documents shall provide that the Senior Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed upon; provided that (i) any such Senior Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of the Borrower or any of its subsidiaries at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to sell the Senior Term Loans, (iii) the Senior Term Loans may not be purchased with the proceeds of loans under the Revolving Credit Facility, (iv) no default or event of default shall exist or result therefrom and (v) (x) any such Senior Term Loans acquired by the Borrower shall not be deemed a repayment of the Senior Term Loans for purposes of calculating excess cash flow and the amount of any mandatory prepayment in connection therewith and (y) any non-cash income resulting therefrom shall not otherwise be deemed to increase EBITDA.

Defaulting Lenders	The Senior Loan Documents shall contain customary provisions relating to “defaulting” Lenders, including provisions relating to reallocations, providing cash collateral to support Swing Line Loans or Letters of Credit, the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Cost and Yield Protection	Each holder of Loans and each Issuing Lender will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including

Exhibit A-15

gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments, excluding FATCA and subject to the qualification that no participant shall be entitled to a gross-up if the Lender granting such participation was not entitled to a gross-up (other than as a result of changes after the date of the relevant participation)), changes following the Closing Date in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably deemed necessary by the Lead Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Lead Arranger and each Additional Agent associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery, filing and administration of the Senior Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Lead Arranger, any other agent appointed in respect of the Senior Credit Facilities (including each Additional Agent) and the Lenders (including the fees, disbursements and other charges of counsel and consultants; provided, however, that with respect to such legal expenses under this clause (ii), your obligations shall be limited to one firm of counsel for the Lenders (including the Administrative Agent) as a group and, if necessary, of a single local counsel and regulatory counsel in each appropriate jurisdiction (which may include a single special counsel and regulatory counsel acting in multiple jurisdictions) for the Lenders

Exhibit A-16

(including the Administrative Agent) as a group (and, in the case of an actual or perceived conflict of interest, of another firm of counsel in each applicable jurisdiction for such affected person)) in connection with the enforcement of, or protection or preservation of rights under, the Senior Loan Documents.

Indemnification	The Senior Loan Documents will contain customary indemnities (as reasonably determined by the Lead Arranger) for (i) the Lead Arranger, the Collateral Agent, the Administrative Agent, the Additional Agents and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York (except as otherwise expressly provided in Section 11 of the Commitment Letter).

Counsel to the Lead Arranger, the Collateral Agent and the Administrative Agent	White & Case LLP.

*  *  *

Exhibit A-17

ANNEX A-I TO EXHIBIT A

TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) Adjusted LIBOR plus the Applicable Margin;

provided that all Swing Line Loans will be Base Rate Loans.

The Borrower may elect interest periods of 1, 3 or 6 months (or such shorter period acceptable to the Administrative Agent in its sole discretion) for Adjusted LIBOR Loans (as defined below).

As used herein:

“Applicable Margin” means:

(A) with respect to Revolving Credit Loans, (i) 2.00%, in the case of Base Rate Loans and (ii) 3.00%, in the case of Adjusted LIBOR Loans; and

(B) with respect to Senior Term Loans, (i) 2.75%, in the case of Base Rate Loans and (ii) 3.75%, in the case of Adjusted LIBOR Loans.

“Base Rate” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) 2.00%.

“Adjusted LIBOR” means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) 1.00%.

Interest Payment Dates	With respect to Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

Annex A-I-1

With respect to Loans bearing interest based upon the Adjusted LIBOR Rate (“Adjusted LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period and on the applicable maturity date.

Unutilized Commitment Fee	The Borrower shall pay a commitment fee calculated at the rate of 0.50% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. For purposes of the commitment fee calculations only, Swing Line Loans shall not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans made or maintained as Adjusted LIBOR Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to letter of credit commissions, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the applicable Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary (as reasonably determined by the applicable Issuing Lender) administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate	At any time during an event of default under the Senior Facilities, outstanding Loans and other amounts payable under the Senior Credit Facilities shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

Upfront Fees	As set forth in the General Fee Letter.

*  *  *

Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF TERMS OF THE BRIDGE LOANS

Set forth below is a summary of certain of the terms of the Bridge Loan Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit B have the meanings set forth elsewhere in this Commitment Letter.

I. Parties

Borrower	The Borrower (as defined in Exhibit A to this Commitment Letter) under the Senior Credit Facilities (the “Borrower”).

Guarantors	Each of the Guarantors (as defined in Exhibit A to this Commitment Letter) under the Senior Credit Facilities (collectively, the “Guarantors;” the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger, Syndication Agent and Book-Runner	Jefferies Finance and/or one or more of its designated affiliates (in such capacities, the “Lead Arranger”). The Lead Arranger will perform the duties customarily associated with such role.

Administrative Agent	Jefferies Finance and/or one or more of its designated affiliates (in such capacity, the “Administrative Agent”). The Administrative Agent will perform the duties customarily associated with such role.

Additional Agents	As provided in this Commitment Letter

Lenders	A syndicate of banks, financial institutions and other entities (which may include the Lead Arranger, collectively, the “Lenders”) arranged by the Lead Arranger in consultation with the Borrower and the Additional Agents.

Closing Date	The date, on or before the date on which the Commitments are terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the “Closing Date”).

Bridge Loan Documents	The definitive documentation governing or evidencing the Bridge Loans, the Term Loans and the Exchange Notes (collectively, the “Bridge Loan Documents”).
II. Bridge Loan Facility

Bridge Loans	An aggregate principal amount of $750.0 million of Senior Unsecured Increasing Rate Bridge Loans (the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms.

Exhibit B-1

Use of Proceeds	To finance, in part, the Acquisition and the Refinancing and to pay fees and expenses in connection with the Transactions.

Maturity	One year from the initial funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Rollover

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that (i) no payment default with respect to the Bridge Loans has occurred and is then continuing and (ii) none of the Borrower nor any of its significant subsidiaries is subject to a bankruptcy or other insolvency proceeding, the Bridge Loans shall be automatically converted on the Bridge Loan Maturity Date into senior unsecured term loans due on the sixth anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Term Loans will have the terms set forth in Exhibit C to this Commitment Letter.

Subject to the satisfaction of the conditions set forth in the paragraph immediately following the heading “Exchange Notes” in Exhibit C to this Commitment Letter, Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”) issued under an indenture, which will have the terms set forth in Exhibit C to this Commitment Letter. In connection with each such exchange, if requested by any Lender that is a Lender as of the Closing Date (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Lender that is receiving Exchange Notes, and to such other Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Bridge

Exhibit B-2

Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to such Initial Bridge Lender and such certificates as such Initial Bridge Lender may request in form and substance satisfactory to such Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by such Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

The Term Loans will be governed by the provisions of the applicable Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth in Exhibit C to this Commitment Letter.

III. Certain Payment Provisions

Interest	The Bridge Loans will bear interest at a rate per annum equal to the higher of (i) three month LIBOR, adjusted quarterly, and (ii) 1.00%, in either case, plus a spread of 5.25% (the “Rate”). The Rate will increase by (i) 50 basis points upon the 90-day anniversary of the Closing Date, plus (ii) an additional 50 basis points upon each subsequent 90-day anniversary following the initial 90-day anniversary of the Closing Date. Interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the General Fee Letter), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts not converted to Term Loans on the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

Default Rate	After the occurrence and during the continuation of an event of default under the Bridge Loan Facility, overdue principal and interest on the outstanding Bridge Loans shall bear interest at 2.00% above the rate applicable to the Bridge Loans and shall be payable in cash on demand.

Optional Repayment	The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time upon three business days’ prior written notice, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Exhibit B-3

Mandatory Repayment	The Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering, private placement or other issuance or sale of (x) debt securities or equity securities of the Borrower or (y) debt securities of any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than Loans under the Senior Credit Facilities as in effect on the Closing Date and certain other customary exceptions to be mutually agreed upon) by the Borrower, or any of its subsidiaries, (iii) sales of assets or any issuance or sales of equity of any subsidiary of the Borrower (with customary exceptions and reinvestment rights to be mutually agreed upon), and (iv) receipt of insurance or condemnation proceeds by the Borrower or any of its subsidiaries (subject to customary exceptions and reinvestment rights to be mutually agreed upon) (subject, in the case of preceding clauses (iii) and (iv), to the required prior prepayment of any Loans outstanding under the Senior Credit Facilities), in each case, at 100% of the principal amount of the Bridge Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Change of Control	Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Loan Documents in a manner reasonably satisfactory to the Lead Arranger and the Additional Agents and consistent with the definition thereof in the Senior Credit Facilities).

IV. Collateral and Guarantees

Collateral	None.

Guarantees	The Guarantors will unconditionally, and jointly and severally, guarantee the obligations of the Borrower in respect of the Bridge Loans (the “Guarantees”). Such Guarantees will be in form and substance reasonably satisfactory to the Administrative Agent, the Lead Arranger and the Additional Agents. All Guarantees shall be guarantees of payment and performance, and not of collection.

Exhibit B-4

V. Other Provisions

Conditions Precedent	The Bridge Loans under the Bridge Loan Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 3 of this Commitment Letter (including the conditions precedent set forth in Exhibit D to this Commitment Letter).

Representations and Warranties	Customary for facilities and transactions of this type (as reasonably determined by the Lead Arranger) (including those specified under the caption “Representations and Warranties” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans.

Covenants	Customary for facilities and transactions of this type (as reasonably determined by the Lead Arranger) (including those specified under the captions “Affirmative Covenants” and “Negative Covenants” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans (it being understood that there shall be no financial maintenance covenants under the Bridge Loan Documents). In particular, the restricted payments, debt incurrence and prepayment of debt covenants will be more restrictive in connection with the Bridge Loans than the equivalent provisions for the Senior Credit Facilities.

Events of Default; Remedies	Customary for facilities and transactions of this type (as reasonably determined by the Lead Arranger) (subject to customary and appropriate grace and cure periods and materiality thresholds to be mutually agreed upon) (including those specified under the caption “Events of Default” in Exhibit A to this Commitment Letter), with such changes and additions as are appropriate in connection with the Bridge Loans; provided that the cross-default to the Senior Credit Facilities shall only be to (i) payment, bankruptcy and other specified events of default to be mutually agreed upon and (ii) other events of default under the Senior Credit Facilities that have not been cured within 90 days.

Voting	Amendments and waivers with respect to the Bridge Loan Documents will require the approval of Lenders holding not less than a majority of the aggregate principal amount of the Bridge Loans, Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity of any Bridge

Exhibit B-5

Loan, Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee (including any prepayment fee) or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender’s commitment or (d) modifications to the assignment provisions of the Bridge Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or the pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or (c) alterations of (or additions to) the restrictions on the ability of Lenders to exchange Term Loans for Exchange Notes, (d) modification of the rights to exchange Term Loans into Exchange Notes, (e) modifications of the triggers for registration rights pursuant to the caption “Registration Rights” under Exhibit C to this Commitment Letter or (f) assignments by any Credit Party of its rights or obligations under the Bridge Loan Facility.

Transferability	Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party with the consent of the Administrative Agent (not to be unreasonably withheld) in compliance with applicable law (provided that such holder shall give prompt written notice to the Administrative Agent and the Borrower of any such sale or transfer), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Cost and Yield Protection	Each holder of Bridge Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments, excluding FATCA and subject to the qualification that no participant shall be entitled to a gross up if the Lender granting such participation was not entitled to a gross-up (other than as a result of changes after the date of the relevant participation), changes following the Closing Date in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted),

Exhibit B-6

with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions reasonably deemed necessary by the Lead Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Expenses	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the Additional Agents associated with the syndication of the Bridge Loan Facility and the preparation, negotiation, execution, delivery, filing and administration of the Bridge Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Lead Arranger, any other agent appointed in respect of the Bridge Loan Facility (including each Additional Agent) and the Lenders (including the fees, disbursements and other charges of counsel and consultants; provided, however, that with respect to such legal expenses under this clause (ii), your obligations shall be limited to one firm of counsel for the Lenders (including the Administrative Agent) as a group and, if necessary, of a single local counsel and regulatory counsel in each appropriate jurisdiction (which may include a single special counsel and regulatory counsel acting in multiple jurisdictions) for the Lenders (including the Administrative Agent) as a group (and, in the case of an actual or perceived conflict of interest, of another firm of counsel in each applicable jurisdiction for such affected person) in connection with the enforcement of, or protection or preservation of rights under, the Bridge Loan Documents.

Indemnification	The Bridge Loan Documents will contain customary indemnities (as reasonably determined by the Lead Arranger) for (i) the Lead Arranger, the Administrative Agent, the Additional Agents and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, advisors, agents, attorneys-in-fact and

Exhibit B-7

controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable ruling).

Governing Law and Forum	State of New York (except as otherwise expressly provided in Section 11 of the Commitment Letter).

Counsel to the Lead Arranger and the Administrative Agent	White & Case LLP.

*  *  *

Exhibit B-8

EXHIBIT C TO COMMITMENT LETTER

SUMMARY OF TERMS OF TERM LOANS

AND EXCHANGE NOTES

Set forth below is a summary of certain of the terms of the Term Loans and the Exchange Notes and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit C have the meanings set forth elsewhere in this Commitment Letter.

Term Loans

The Term Loans will be governed by the provisions of the Bridge Loan Documents and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity	The Term Loans will mature on the sixth anniversary of the Bridge Loan Maturity Date.

Interest Rate

The Term Loans will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable in cash in arrears at the end of each fiscal quarter of the Borrower. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of an event of default, interest will accrue on the Term Loans at the then-applicable rate plus 2.0% per annum.

Exhibit C-1

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Term Loans may, at the option of any Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged. The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Maturity Date	The Exchange Notes will mature on the sixth anniversary of the Bridge Loan Maturity Date.

Interest Rate

Each Exchange Note will bear interest at a rate per annum equal to the Total Cap.

Interest will be payable in cash semi-annually in arrears. Default interest will be payable on demand.

Notwithstanding the foregoing, after the occurrence and during the continuation of an event of default, interest will accrue on the Exchange Notes at the then-applicable rate plus 2.0% per annum.

Transferability	If the Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Administrative Agent, shall use commercially reasonable efforts to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption	Exchange Notes will be non-callable until the second anniversary of the Bridge Loan Maturity Date (subject to “equity clawback” and “make-whole” redemption provisions acceptable to the Lead Arranger). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Bridge Loan Maturity Date to zero on the date that is the fifth anniversary of the Bridge Loan Maturity Date.

Defeasance Provisions	Customary defeasance provisions for offerings and transactions of this type as reasonably acceptable to the Lead Arranger.

Modification	Customary modification provisions for offerings and transaction of this type as reasonably acceptable to the Lead Arranger.

Change of Control	The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in a manner reasonably satisfactory to the Lead Arranger) at 101% of the outstanding principal amount thereof.

Exhibit C-2

Registration Rights	Within 120 days after the Bridge Loan Maturity Date, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its commercially reasonable efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and to keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.50 % per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum. For the avoidance of doubt, the amount of liquidated damages payable hereunder is in addition (and not otherwise subject) to any other interest rate caps or limitations contained in any Debt Financing Letter or otherwise.

Covenants	The Indenture will include covenants similar to those contained in indentures governing publicly traded high yield debt securities for similar issuers and/or with comparable ratings (but more restrictive with respect to the restricted payments, investments, debt incurrence and liens covenants), as reasonably determined by the Lead Arranger.

Events of Default	The Indenture will provide for events of default similar to those contained in indentures governing publicly traded high yield debt securities, as reasonably determined by the Lead Arranger.

*  *  *

Exhibit C-3

EXHIBIT D TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facilities and the making of the initial loans and other extensions of credit under the Facilities are conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, which includes the conditions precedent set forth below in this Exhibit D. For purposes of this Exhibit D, references to “we”, “us” or “our” means Jefferies Finance, Jefferies and their respective affiliates.

GENERAL CONDITIONS

1. Concurrent Financings. The Acquiror shall have available Existing Acquiror Cash in the amount required by this Commitment Letter. The Existing Acquiror Cash, together with the proceeds on the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price. The Definitive Debt Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters (including the respective Exhibits thereto), shall have been executed and delivered by the Credit Parties to the Administrative Agent and otherwise shall be in form and substance reasonably satisfactory to us and the Additional Agents, subject to the Certain Funds Provision. With respect to the Senior Credit Facilities, the Collateral Agent, for the benefit of the Lenders under the Senior Credit Facilities, shall have been granted perfected first priority security interests in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption “Collateral” in form and substance reasonably satisfactory to the Lead Arranger and the Additional Agents, subject to the Certain Funds Provision.

2. Transactions. The Transactions (including the Acquisition, the Tender Offer and the Merger) shall have been consummated or will be consummated in accordance with the Merger Agreement concurrently with or immediately following the use of the Existing Acquiror Cash, the borrowing of the Senior Term Loans and the Bridge Loans (or the issuance of the Notes in lieu of the Bridge Loans), and the receipt by the Acquiror of the proceeds of the foregoing, and the Target shall have become a wholly-owned direct or indirect subsidiary of the Acquiror. The executed Agreement and Plan of Merger, dated as of November 7, 2013 (together with the annexes, schedules, exhibits and attachments thereto, the “Merger Agreement”), among you, MergerCo and the Target shall not have been amended, modified or waived, and the Acquiror (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Acquiror (or its applicable affiliate) under the Merger Agreement, in each case in any manner adverse in any material respect to the interest of the Lenders or the Lead Arranger in their respective capacities as such without the consent of the Lead Arranger and the Additional Agents (it being understood and agreed that any (1) decrease in the purchase price of more than 10% of the purchase price on the date of this Commitment Letter shall be deemed to be a modification which is adverse in a material respect to the interests of the Lenders and the Lead Arranger, (2) decrease in the purchase price of 10% or less of the purchase price on the date of this Commitment Letter shall not be deemed to be a modification which is adverse in a material respect to the Lenders and the Lead Arranger, provided that the amount funded under the Senior Credit Facilities and the Bridge Loans (or the Notes, as the case may be) are reduced on a pro rata basis by the amount of any reduction of the purchase price, (3) increase in such aggregate purchase price shall not be deemed to be a modification which is adverse in a material respect to the Lenders and the Lead Arranger so long as such increase is funded solely by cash of the Acquiror in addition to the Existing Acquiror Cash, (4) change to the definition of “Company Material Adverse Effect” shall be deemed to be adverse to the interest of the Lenders and the Lead Arranger, and (5) any modifications to Sections 10.2, 10.4(c), 10.7(b) or 10.12 of the Merger Agreement adverse to the Administrative Agent, the Collateral Agent, the Lead Arranger, any Additional Agent or any Lender shall be deemed to be adverse in a material respect to the interest of the Lenders and the Lead Arranger).

Exhibit D-1

3. Refinancing of Existing Debt. Concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released. After giving effect to the Transactions, the Company shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing (or the Notes in lieu of the Bridge Loan Facility), (ii) the Acquiror’s existing 2.75% Convertible Notes due 2015 and 1.50% Convertible Notes due 2019 in the outstanding principal amounts of $345.0 million and $690.0 million, respectively, and (iii) such other limited indebtedness as may be agreed to by us and the Additional Agents.

4. Financial Information. We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Acquired Business and the Acquiror for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Acquired Business and the Acquiror for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year) or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income and statement of cash flows of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); and (D) projections (including the assumptions on which such projections are based) for the Company for fiscal years 2014 through and including 2020.

5. Performance of Obligations. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters shall have been paid to the extent due, provided that invoices therefor have been presented to the Borrower at least two business days prior to the Closing Date. You shall have complied in all material respects with all of your other covenants, agreements and obligations under Section 4 of the General Fee Letter, and the Debt Financing Letters shall be in full force and effect.

6. Customary Closing Documents. The Credit Parties (including the Acquired Business) shall have delivered (1) customary legal opinions from counsel (including New York and the Acquiror’s regulatory counsel) in form, scope and substance reasonably acceptable to the Lead Arranger and the Additional Agents, (2) a customary solvency certificate, in form and substance reasonably satisfactory to the Lead Arranger and the Additional Agents, from the chief financial officer of the Acquiror, (3) customary insurance certificates naming the Collateral Agent (on behalf of the Lenders) as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries (including the Acquired Business) forming part of the Collateral, (4) customary notices of borrowing and (5) other customary and reasonably satisfactory closing and corporate documents, resolutions, officer’s certificates, good standing certificates and UCC, judgment and tax lien searches. Without limiting the foregoing, you shall have delivered at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act (to the extent requested prior to the Closing Date).

Exhibit D-2

7. Prior Marketing of Permanent Instruments and the Senior Credit Facilities. (a) With respect to the Bridge Loan Facility, we shall be satisfied that the Acquiror has used its commercially reasonable efforts to cause the Notes to be issued and sold prior to the Closing Date, which efforts shall include (a) delivery to us as soon as practicable and in no event later than 15 consecutive business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date) a complete printed preliminary offering memorandum (the “Preliminary Offering Memorandum”) in customary form for a Rule 144A offering and usable in a customary high-yield road show relating to the issuance of the Notes that contains or incorporates by reference all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act, which shall not be required to include financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or information required by Item 402 of Regulation S-K, but shall include customary summary information relating to guarantors and non-guarantors) and (b) the participation of senior management and representatives of the Acquiror in the road show to the extent reasonably requested. We shall have been offered a period of not less than 15 consecutive business days after delivery of such complete printed Preliminary Offering Memorandum to seek to place the Notes (ending on the business day no later than the business day immediately prior to the Closing Date) (provided, that if such 15 consecutive business day period has not ended on or prior to December 17, 2013, then it will not commence until January 6, 2014) (such period, the “Required Notes Marketing Period”).

(b) Notwithstanding the foregoing, the Required Notes Marketing Period shall be deemed not to have commenced, if prior to the completion of such 15 consecutive business day period, (A) either the Acquiror’s or the Acquired Business’ auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth or incorporated by reference in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive business day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 15 consecutive business day period, in which case the Required Notes Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15 consecutive business day period, and (C) either the Acquiror or the Acquired Business shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum or that any such restatement is under consideration, in which case the Required Notes Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required.

(c) With respect to the Senior Credit Facilities, the Lead Arranger shall have had a period of not less than 15 consecutive business days after completion of a customary Confidential Information Memorandum with respect to the Senior Credit Facilities to market and syndicate the Senior Credit Facilities (such period the “Required Bank Marketing Period”); provided, however, that if such 15 consecutive business day period has not ended on or prior to December 17, 2013, then it will not commence until January 6, 2014.

8. Comfort Letter; Negative Assurance. With respect to the Bridge Loan Facility, (A) the independent accountants that have audited the financial statements contained or incorporated by reference in the Preliminary Offering Memorandum shall make available and have delivered to us, (i) no later than the delivery to us of the Preliminary Offering Memorandum in accordance with preceding paragraph 7(a),

Exhibit D-3

in a form they are prepared to execute, a draft, reasonably acceptable to us (including, without limitation, the items included in the “circle-up” and the degree of comfort provided with respect thereto), of comfort letters prepared in accordance with the requirements of SAS 72 covering the financial statements and other data included or incorporated by reference in the Preliminary Offering Memorandum (the “Comfort Letters”), (ii) no later than the pricing of the Notes Offering, an executed copy of the Comfort Letters, and (iii) on the date of consummation of the issuance of the Notes Offering, customary “bring down” comfort letters reasonably satisfactory to us, and (B) you shall have delivered to us a customary “10b-5” legal opinion or disclosure letter from counsel to the Acquiror in form and substance reasonably satisfactory to us.

9. Notes Offering/Bridge Loans. With respect to the Senior Credit Facilities, the Acquiror shall have received not less than $750.0 million in gross cash proceeds from either (a) the issuance of the Notes in a public offering or in a Rule 144A or other private placement or (b) the borrowings under the Bridge Loan Facility.

10. Senior Credit Facilities. With respect to the Bridge Loan Facility, the Acquiror shall have received not less than $1,200.0 million in gross cash proceeds from the incurrence of the Senior Term Loans and the Revolving Credit Facility shall be in full force and effect.

11. Closing Date. The Closing Date shall occur on a business day on or after January 2, 2014.

Exhibit D-4